EXHIBIT 6

Section 321(b) Consent

Pursuant to Section 321(b) of the Trust Indenture Act of 1939, as amended, Wilmington Trust, National Association hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon requests therefor.

WILMINGTON TRUST, NATIONAL ASSOCIATION

Dated: January 31, 2018	By:	/s/ W. Thomas Morris II
		Name:	W. Thomas Morris II
		Title:	Vice President